SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2003

American States Water Company

(Exact name of registrant as specified in its charter)

American States Water Company

California	333-47647	95-4676679

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 East Foothill Boulevard, San Dimas, California	91773-9016

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (909) 394-3600

(Former name or former address, if changed since last report.)

     Not applicable.

Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 4.1

Item 5. Other Events and Regulation FD Disclosure.

     In connection with American States Water Company’s Registration Statement on Form S-8, the Company is filing a description of its common shares for the purpose of updating that description and a form of common share certificate.

     The Company is authorized to issue up to 30,000,000 common shares, no par value. At August 27 , 2003, 15,202,152 shares of its common shares were outstanding.

     Holders of the Company’s common shares are entitled to receive such dividends as the Company’s board of directors may from time to time declare, subject to any rights of holders of outstanding new preferred shares. Except as provided by law, each holder of common shares is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to cumulative voting rights with respect to the election of directors and any class or series voting rights of outstanding new preferred shares.

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Company’s common shares, subject to any rights of outstanding new preferred shares, are entitled to receive any remaining assets of the Company after the discharge of its liabilities.

     Holders of the Company’s common shares are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Company’s common shares do not contain any redemption provisions or conversion rights and are not liable to assessment or further call.

     The Company’s common shares are listed on the New York Stock Exchange under the symbol “AWR”. Mellon Investor Services, LLC is the registrar and transfer agent for the common shares. Holders of the common shares may participate in the Company’s Dividend Reinvestment and Stock Purchase Plan. Each holder of a common share is also entitled to one right issued pursuant to the Company’s Shareholder Rights Plan.

     The Company’s board of directors is authorized, pursuant to the Company’s articles of incorporation, to issue up to 150,000 new preferred shares, no par value, in one or more series and to determine or alter rights, preferences, privileges and restrictions granted to or imposed upon any such series. As of August 27 , 2003, no new preferred shares were outstanding.

Item 7. Financial Statements and Exhibits.

     4.1  Form of common share certificate

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY

/s/ McClellan Harris III
By:	McClellan Harris III Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary

DATED: August 27, 2003